EXHIBIT 10.1
MASSEY ENERGY COMPANY
NON-EMPLOYEE DIRECTORS – COMPENSATION SUMMARY
(Amended and Restated Effective November 12, 2007)

Annual Retainer	$44,000 annual retainer, payable quarterly, plus
$5,000 annual retainer, payable quarterly, for
Chairs of Board Committees ($15,000 for Chair of Audit Committee).
$30,000 annual retainer, payable quarterly for the Lead Director.

Meeting Fees	$2,000 for each Board meeting attended, plus
$2,000 for each Committee meeting attended
($3,000 for each Audit Committee meeting).

Deferred Compensation
Annually directors may defer all or a portion of their retainer and meeting fees and elect to have such deferred amounts invested in: (1) an interest-bearing account or (2) phantom stock units based on Massey Energy common stock.

Initial Grant of Restricted Stock
$110,000 worth of restricted shares one-time grant. The shares may not be sold until they vest, but do receive dividends.  One third of the shares vest per year or upon the occurrence of any of the following: (i) the applicable director retires at the age for Board retirement or obtains Board approval of early retirement, (ii) the applicable director dies or becomes permanently and totally disabled, or (iii) a change of control occurs.

Initial Grant of Restricted Units	$74,000 worth of restricted units one-time grant. Portions of the units become earned and payable as each portion of the Initial Grant of Restricted Stock to which such units relate vests.

Annual Grant of Restricted Stock
$80,000 worth of restricted shares annual grant.  A pro rata portion of which is given to a new director whose term begins during a fiscal year.  The shares may not be sold until they vest, but do receive dividends. One third of the shares vest per year or upon the occurrence of any of the following: (i) the applicable director retires at the age for Board retirement or obtains Board approval of early retirement, (ii) the applicable director dies or becomes permanently and totally disabled, or (iii) a change of control occurs.

Insurance	$75,000 life insurance (requires medical examination).
$250,000 travel accident insurance while traveling for Massey Energy Company.
$75,000,000 Directors and Officers liability insurance.